Filed Pursuant to Rule 433
Dated March 20, 2009
Registration Statement No. 333-157794-01
Relating to
Preliminary Prospectus Supplement Dated March 20, 2009 and
Prospectus dated March 9, 2009

$650,000,000 10.35% NOTES DUE 2019

Issuer:	Simon Property Group, L.P.
Type:	SEC Registered
Size:	$650,000,000
Maturity:	April 1, 2019
Coupon (Interest Rate):	10.35%
Benchmark Treasury:	2.75% due February 15, 2019
Benchmark Treasury Price and Yield:	101-3+; 2.622%
Spread to Benchmark Treasury:	8.128% (812.8 basis points)
Yield to Maturity:	10.75%
Expected Ratings (S&P / Moody’s):	A- (stable) / A3 (stable)
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2009
Day Count Convention:	30 / 360
Redemption Provision:	Make-whole call at any time based on U.S. Treasury + 0.5% (50 basis points) or at par on or after 90 days prior to April 1, 2019 (i.e., January 1, 2019)
Initial Price to Public:	97.578%
Settlement Date:	T+3; March 25, 2009
Denominations:	$2,000 x $1,000
CUSIP; ISIN:	828807 CA3; US828807CA39
Joint Book-Running Managers:	Banc of America Securities LLC; Goldman, Sachs & Co.; J.P. Morgan Securities Inc.
Co-Managers:	Credit Suisse Securities (USA) LLC; Greenwich Capital Markets, Inc.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Banc of America Securities LLC, toll-free at (800) 294-1322, Goldman, Sachs & Co., toll-free at (866) 471-2526, or J.P. Morgan Securities Inc., collect at (212) 834-4533.

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